Exhibit 99.(h)(9)(H)

AMERICAN BEACON THE LONDON COMPANY INCOME EQUITY FUND

ADVISER FEE WAIVER AGREEMENT

AGREEMENT made this 24 day of September, 2026, by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), on behalf of the American Beacon The London Company Income Equity Fund (the “Fund”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and The London Company of Virginia, LLC, a Virginia limited liability company, (the “Adviser”).

WHEREAS, pursuant to an Investment Advisory Agreement by and among the Trust, the Manager and the Adviser, dated December 29, 2023 (the “Investment Advisory Agreement”), the Trust and the Manager have retained the Adviser to render investment advisory services (“Services”) to the Fund; and

WHEREAS, pursuant to Section 4 of the Investment Advisory Agreement, the Trust has agreed to compensate the Adviser for the Services rendered pursuant to the Investment Advisory Agreement at the rate specified in Schedule A to the Investment Advisory Agreement (“Adviser Fee”);

WHEREAS, the Adviser Fee is accrued daily and paid to the Adviser monthly in arrears based on Trust assets under the Adviser’s management during the relevant month with respect to the Fund;

WHEREAS, the Fund may invest a portion of its assets in the American Beacon The London Company Income Equity ETF, for which the Adviser also provides investment advisory services pursuant to a separate investment advisory agreement dated September 24, 2026 (the “ETF Investment Advisory Agreement); and

WHEREAS, to avoid duplicative fees, the Adviser has agreed to waive a portion of the Adviser Fee equal to the full amount of its fees attributable to the Fund assets invested in the American Beacon The London Company Income Equity ETF as described herein.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. Adviser Fee Waiver

The Adviser agrees to waive a portion of the Adviser Fee payable by the Trust under the Investment Advisory Agreement from the date hereof as described on the attached Schedule A (“Adviser Fee Waiver”). The Adviser Fee Waiver may only be modified by the written mutual agreement of the parties hereto and, with respect to the Trust, a vote of a majority of the Trust’s Board of Trustees. This Adviser Fee Waiver will automatically terminate (i) upon full divestment by the Fund from the American Beacon The London Company Income Equity ETF (unless otherwise agreed in writing by the parties hereto), or (ii) upon termination of the Investment Advisory Agreement or the ETF Investment Advisory Agreement.

2. Miscellaneous.

(a) Governing Law. This agreement shall be governed by the laws of Texas without giving effect to any conflict of law provisions thereof.

(b) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

The London Company of Virginia, LLC:

By:	/s/ Andrew J. Wetzel
Authorized Signatory
Name:	Andrew J. Wetzel
Title:	Chief Compliance Officer

American Beacon Advisors, Inc.

By:	/s/ Rebecca L. Harris
Rebecca L. Harris
Senior Vice President

American Beacon Funds

By:	/s/ Gregory J. Stumm
Gregory J. Stumm
President

This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but only upon the assets of the Fund.

Schedule A

In accordance with the terms of the Adviser Fee Waiver Agreement among the Trust, on behalf of the Fund, the Manager and the Adviser, the Adviser shall waive a portion of the Adviser Fee payable with respect to the Fund equal to the advisory fees earned by the Adviser from the American Beacon The London Company Income Equity ETF (the “ETF”) that are attributable to the Fund’s assets invested in the ETF.

Dated as of September 24, 2026